MorphoSys to Acquire Constellation Pharmaceuticals Announces Strategic Funding Partnership with Royalty Pharma plc Investor Conference Call June 2, 2021 Exhibit 99.3

© MorphoSys Forward-Looking Statements and Additional Information Additional Information and Where to Find it   The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Constellation Pharmaceuticals Inc. (“Constellation”), nor is it a substitute for any tender offer materials that MorphoSys AG (“MorphoSys”), or Constellation will file with the SEC. A solicitation and an offer to buy shares of Constellation will be made only pursuant to an offer to purchase and related materials that MorphoSys intends to file with the SEC. At the time the tender offer is commenced, MorphoSys will file a Tender Offer Statement on Schedule TO with the SEC, and Constellation will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. CONSTELLATION’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be sent to all stockholders of Constellation at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting MorphoSys or Constellation. Free copies of these materials and certain other offering documents will be made available by MorphoSys by mail to MorphoSys AG., Semmelweisstrasse 7, 82152 Planegg, Germany, attention: Investor Relations, by phone at 49 (0)89 / 899 27 179, or by directing requests for such materials to the information agent for the offer, which will be named in the Tender Offer Statement. Copies of the documents filed with the SEC by Constellation will be available free of charge under the “Investors” section of Constellation’s internet website at https://ir.constellationpharma.com/investor-relations.   In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Constellation and MorphoSys file periodic reports and other information with the SEC. MorphoSys’ and Constellation’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.   Forward Looking Statements   This communication contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, related to MorphoSys, Constellation and the acquisition of Constellation by MorphoSys (the “Transaction”) that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the companies’ and members of their senior management team. Forward-looking statements include, without limitation, statements regarding the Transaction and related matters, prospective performance and opportunities, post-closing operations and the outlook for the companies’ businesses, including, without limitation, the ability of MorphoSys to advance Constellation’s product pipeline, including pelabresib (CPI-0610) and CPI-0209, FSI-174 and FSI-189; regulatory approval of pelabresib (CPI-0610) and CPI-0209 on a timely basis; the anticipated timing of clinical data; the possibility of unfavorable results from clinical trials; filings and approvals relating to the Transaction; the expected timing of the completion of the Transaction; the expected plans for financing the Transaction (including the strategic partnership and financing collaboration with Royalty Pharma); the ability to complete the Transaction considering the various closing conditions; difficulties or unanticipated expenses in connection with integrating the companies; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Constellation’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the Transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Transaction; the effects of the Transaction on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; Transaction costs; actual or contingent liabilities; and other risks and uncertainties detailed from time to time in the parties’ periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K, Form 20-F, and Form 6-K as well as the Schedule 14D-9 to be filed by Constellation and the Schedule TO and related tender offer documents to be filed by MorphoSys and MorphoSys Development, Inc., an indirect wholly owned subsidiary of MorphoSys. All forward-looking statements are based on information currently available to MorphoSys and Constellation, and MorphoSys and Constellation assume no obligation and disclaim any intent to update any such forward-looking statements.

Agenda © MorphoSys Overview Jean-Paul Kress, M.D., CEO Research & Development Malte Peters, M.D., CR&DO Q&A Jean-Paul Kress, Sung Lee, Malte Peters Financials Sung Lee, CFO Wrap-Up Jean-Paul Kress, M.D., CEO

Overview Jean-Paul Kress, M.D., CEO © MorphoSys

© MorphoSys Transformational Growth Opportunity © MorphoSys Accelerates growth strategy with high potential mid- to late-stage candidates Expands pipeline to bolster position in hematology-oncology and entry into solid tumors Complements cutting-edge research and technology capabilities leveraging MorphoSys’ expertise in biologics and Constellation’s epigenetics and small molecule discovery platforms Anchored by strategic funding partnership with Royalty Pharma to fuel proprietary drug development and commercialization

Several additional compounds in preclinical development © MorphoSys MorphoSys is Well Positioned to Unlock the Potential of Constellation’s Lead Assets Lead asset pelabresib has potential to be the first- and best-in-class inhibitor for myelofibrosis — Currently in Phase 3 2008 Founded — IPO in 2018 150+ Employees Headquartered in Boston Area pelabresib Potential to be Disease Modifying; First- and Best-in-Class BET inhibitor in phase 3 for myelofibrosis CPI-0209 Potential Best-in-Class EZH2 inhibitor in phase 1/2 for hematology oncology and solid tumors

© MorphoSys Strategic Partnership with Royalty Pharma Will Accelerate the Development of Breakthrough Cancer Treatments Portfolio of transformative antibodies backed by experienced team with track record of moving assets through the clinic to commercialization Long-term, strategic funding partnership between MorphoSys and Royalty Pharma further supports growth strategy and strengthens proprietary drug development and commercialization

Financials Sung Lee, CFO © MorphoSys

MorphoSys will commence a tender offer to acquire Constellation for $34.00 per share in cash Represents total equity value of $1.7B Premium of approximately 70% to Constellation’s 5-day VWAP1 © MorphoSys 1 “Volume weighted average price” Constellation Transaction Creates Significant Value $34.00 $1.7B 70% Following successful completion of the tender offer, MorphoSys will acquire all remaining shares not tendered in the offer through a second step merger at the same price as in the tender offer Transaction is not subject to a financing condition

© MorphoSys Royalty Pharma Is Providing More Than $2 Billion to MorphoSys to Fund Growth Opportunities © MorphoSys $1.425B Upfront Payment Additional Milestone Payments Up to $150M for reaching clinical, regulatory and commercial milestones for otilimab, gantenerumab and pelabresib Access to Development Funding Bonds Up to $350M with the flexibility to draw over one-year period $100M Equity Investment 100% of royalties on net sales of Tremfya® 80% of future royalties and 100% of future milestone payments on otilimab 60% of future royalties on gantenerumab 3% on future net sales of pelabresib and CPI-0209

Constellation Transaction Close: Q3 2021 Significant Revenue Contribution: 2026 © MorphoSys Significant Revenue Contribution from Constellation’s Lead Candidates Anticipated in 2026 Two lead product candidates: pelabresib, a BET inhibitor CPI-0209, a second-generation EZH2 inhibitor Pipeline includes: Numerous preclinical compounds

© MorphoSys Roadmap to Completion Unanimously approved by MorphoSys’ management and supervisory boards and Constellation’s Board of Directors Expected to close in Q3 2021 Subject to successful completion of the tender offer, expiration of Hart-Scott-Rodino waiting period, applicable anti-trust laws and customary conditions © MorphoSys

Research & Development Malte Peters, M.D., CR&DO © MorphoSys

© MorphoSys Epigenetics Have Potential in Broad Range of Oncology Indications 4 BET EZH2 LSD1 Epigenetic alterations change the accessibility of DNA to transcription machinery and thus affect gene expression Opportunity to unlock potential for the entire class Constellation is an expert on each of the three distinct classes of epigenetic regulators in genetically defined cancer contexts Epigenetic writers —  CPI-0209 Epigenetic readers — pelabresib Epigenetic erasers — CPI-482

Unmet Patient Need in Myelofibrosis and Pelabresib Opportunity 30 – 35k Patients in U.S. and Europe Not all patients can be adequately treated with JAK inhibitors (e.g. ruxolitinib) Intermediate / high risk myelofibrosis patients Current standard of care Potential pelabresib opportunity pelabresib + ruxolitinib Potential for disease-modifying effects and more durable responses Treat anemic patients with pelabresib earlier Continue to treat with pelabresib or combine with novel therapies Start ruxolitinib 18-24 months avg. treatment duration Stop rux due to anemia and/or loss of efficacy Too cytopenic / anemic to start rux Hallmarks of myelofibrosis with high unmet medical need Spleen Volume Constitutional Symptoms Anemia & Transfusion Dependence Bone Marrow Fibrosis

© MorphoSys Pelabresib Has Potential to be First- and Best-in-Class in Myelofibrosis 1L Myelofibrosis: Arm 3: pelabresib/ruxolitinib combination activity in JAKi-naive patients Spleen volume reduction SVR35 67% (42/63) [95% CI: 54, 78] Phase 2 MANIFEST study: Compelling data in 1L and 2L+1 2L+ Myelofibrosis: Arms 1 and 2: pelabresib activity observed both as monotherapy and as add-on to ruxolitinib Monotherapy (Cohort 1B) 30% (7/23) Add on to ruxolitinib (Cohort 2B) 29% (6/21) 24-Week Spleen Volume Reduction 35% JAK-inhibitor-naïve myelofibrosis patients pelabresib + ruxolitinib Placebo + ruxolitinib Global phase 3 trial initiated 1 Phase 2 MANIFEST study remains ongoing. Data shown pertains to a cutoff of September 29, 2020

© MorphoSys CPI-0209 Data Support its Best-in-Class Potential 10-500x More Potent than Other EZH2i Phase 1 dose escalation completed Phase 2 disease-specific expansion cohorts in patients with advanced hematological and solid tumors started Urothelial Carcinoma (ARID1A mutant) Ovarian Clear Cell Carcinoma (ARID1A mutant) Endometrial Carcinoma (ARID1A mutant) Lymphoma Phase 1/2 clinical study ongoing HT1376 BLCA CDX More comprehensive target engagement has potential to result in superior pre-clinical performance

# Constellation Adds Exciting, Pioneering Science and Attractive Preclinical Compounds Targeting Epigenetic Regulators

## Pro Forma Pipeline Highlights

| | | Partner | Target | Disease Area | Preclinical | Phase 1 | Phase 2 | Phase 3 | Market |
|---|---|---|---|---|---|---|---|---|---|
| MorphoSys' Proprietary Antibody Assets | Monjuvi® (Tafasitamab) | Incyte | CD19 | r/r DLBCL | | | | | |
| | | | | 1L DLBCL | | | | | |
| | | | | FL / MZL | | | | | |
| | Felzartamab (MOR202) | | CD38 | Autoimmune | | | | | |
| | | I-Mab | | Multiple Myeloma | | | | | |
| Constellation's Leading Epigenetics Assets | pelabresib | | BET | Myelofibrosis | | | | | |
| | CPI – 0209 | | EZH2 | Solid Tumors / Hematological Malignancies | | | | | |

morphosys
Monjuvi® (tafasitamab-cxix) is approved under accelerated approval by the U.S. FDA in combination with lenalidomide for the treatment of adult patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL) not otherwise specified, including DLBCL arising from low grade lymphoma, and who are not eligible for autologous stem cell transplant (ASCT).

© MorphoSys 18

Wrap-Up Jean-Paul Kress, M.D., CEO © MorphoSys

© MorphoSys Well Positioned to Advance Our Mission © MorphoSys 20 Accelerates growth strategy with high-potential Phase 3 lead candidate Bolsters position in hematology-oncology and expands into solid tumors Complements cutting-edge research and development organization Strategic funding partnership to fuel future growth

Q & A © MorphoSys

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